EXHIBIT 10.1

STRUCTURED MONITORING PRODUCTS, INC.

Distribution Agreement

This Distribution Agreement (this “Agreement”), dated as of January 13th, 2023 (the “Effective Date”), is entered into between Zomedica Inc., a Delaware corporation (“Distributor”), and Structured Monitoring Products, Inc., a Florida corporation (“Supplier”, and together with Distributor, the “Parties”, and each, a “Party”).

WHEREAS, Distributor is an animal health company focused on meeting the needs of clinical veterinarians;

WHEREAS, Supplier manufactures and sells a product line of remote animal vital sign and surveillance monitoring devices (“VetGuardian Products”) and provides maintenance and data support services for the VetGuardian Products (“Services”);

WHEREAS, in connection with a Note Purchase Agreement entered into on or about May 16, 2022 between Supplier and Distributor (the “Note Purchase Agreement”), Supplier granted Distributor an option to provide commercial sales and distribution of VetGuardian Products for a period of twenty-four (24) months, renewing automatically in twelve (12) month increments (the “Commercial Option”);

WHEREAS, Distributor desires to execute the Commercial Option and Supplier desires to appoint Distributor as a distributor to sell the VetGuardian Products and Services to customers throughout the world, and Distributor desires to accept such appointment, subject to the terms of the Commercial Option and the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set out herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Appointment. Supplier appoints Distributor as a distributor with the right to market and sell the VetGuardian Products and Services throughout the world during the Term (as defined in Section 9.1). Distributor accepts such appointment. For purposes of clarification, Supplier may appoint other distributors or sub-distributors of the VetGuardian Products and Services.

2. Promotion and Marketing.

2.1 Distributor Obligations. Distributor shall:

(a) use commercially reasonable efforts to further the promotion, marketing, sale and distribution of the VetGuardian Products and Services;

(b) establish and maintain a sales and marketing organization sufficient to develop the market potential for the sale of the VetGuardian Products and Services;

(c) following sixty (60) days from the Effective Date and provided that training has been provided by Supplier, provide Level 1 support (as defined in Schedule 5) to customers purchasing the VetGuardian Products and Services, and if the Distributor is unable to resolve the customer issue, provide a ticket to Supplier for further investigation and/or resolution; and

(d) not engage in any unfair, competitive, misleading or deceptive practices regarding Supplier, Supplier’s Trademarks (as defined in Section 8.1) or the VetGuardian Products or Services.

2.2 Supplier Obligations. Supplier shall, at no cost to Distributor, provide:

(a) any necessary cooperation, information, material and support (including sales literature) as Distributor may request regarding the marketing, advertising, promotion and sale of the VetGuardian Products and Services, and shall notify Distributor promptly in the event of any material changes in such information;

(b) training to Distributor’s marketing, customer service and sales personnel regarding the VetGuardian Products and Services, including before the roll-out of any improvements, enhancements or upgrades thereto, and otherwise from time to time as requested by Distributor;

(c) the Services to Distributor’s customers for the first twelve (12) months after purchase of a VetGuardian Product by a customer of Distributor;

(d) technical support to Distributor’s customers and, as requested by Distributor, provide Level 2 technical support (as defined in Schedule 5), escalation procedures and any other support-related information to Distributor for the VetGuardian Products; and

(e) operate, maintain and support Supplier’s host platform used in connection with the VetGuardian Products.

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3. Purchase of VetGuardian Products.

3.1 Purchase Orders. Distributor shall issue a purchase order to Supplier (each, a “Purchase Order”), which will, among other things, specify items such as (a) the VetGuardian Products to be purchased; (b) the quantity of each of the VetGuardian Products ordered; (c) the delivery date; (d) the price for each of the VetGuardian Products to be purchased; and (f) the delivery location; in each case, including all terms and conditions attached to, or incorporated into, such Purchase Order. Except as otherwise set forth on Schedule 1, Distributor is not required to procure orders for any minimum amount or quantity of VetGuardian Products.

3.2 Terms of Sale. Supplier shall be responsible to timely fulfill all Purchase Orders, and to deliver the VetGuardian Products in accordance with the terms of this Agreement and the applicable Purchase Order.

3.3 Pricing. VetGuardian Products sold under this Agreement shall be priced as set forth in Schedule 2, which may not be amended or otherwise modified without the written consent of both Parties. Notwithstanding anything to the contrary set forth herein, pricing for the VetGuardian Products hereunder shall be no less favorable than the prices paid by any other customer of Supplier.

3.4 Invoicing. Supplier shall invoice Distributor for all VetGuardian Products ordered. Each invoice must contain the Purchase Order number and other such information reasonably required to correctly recognize the applicable order and payment therefor.

3.5 Allocation. Supplier shall maintain sufficient VetGuardian Products in inventory to permit it to fill Distributor’s orders as required herein. For clarity, Supplier is not obligated to provide more than 350 units of VetGuardian Products to Distributor during calendar year 2023. If any VetGuardian Product is subject to limited availability at any time and Distributor has placed Purchase Orders for such VetGuardian Product, then either before or after the date such VetGuardian Product becomes subject to limited availability, Supplier agrees to notify Distributor before filling any Purchase Order for such VetGuardian Product, and Distributor has the right, in its sole discretion and without liability or penalty, to cancel any existing Purchase Order for such VetGuardian Product.

3.6 Duty to Advise. Each Party shall provide the other Party with information about its inventory levels of VetGuardian Products upon request. Supplier shall promptly provide written notice to Distributor of any of the following events or occurrences, or any facts or circumstances reasonably likely to give rise to any of the following events or occurrences: (a) any failure by Supplier to perform any of its obligations under this Agreement; (b) any delay in delivery of VetGuardian Products; (c) any defects or quality problems relating to VetGuardian Products; (d) any change in control of Supplier; (e) any deficiency in Supplier’s specifications, samples, or prototypes relating to this Agreement; (f) any failure by Supplier to comply with any applicable laws; or (g) any anticipated limitations on availability of the VetGuardian Products.

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4. Order Procedure.

4.1 Orders. Distributor shall issue Purchase Orders to Supplier in a mutually agreed upon written form via e-mail, US mail or by using EDI (when EDI is established between Distributor and Supplier, which shall be negotiated and discussed in good faith).

4.2 Acceptance and Rejection of Purchase Orders. Supplier shall confirm to Distributor the receipt of each Purchase Order issued, and communicate the availability and expected date of fulfillment within three (3) business days following Supplier’s receipt of the Purchase Order. Within forty-five (45) days, Supplier shall fill promptly and to the best of its ability any Purchase Orders received and accepted. If Supplier fails to issue a confirmation within the time set forth in the first sentence of this Section 4.2, or commences performance under such Purchase Order without providing confirmation, Supplier will be deemed to have accepted the Purchase Order.

5. Shipment and Delivery.

5.1 Shipment and Delivery Requirements. Supplier shall deliver the VetGuardian Products, at its sole cost and expense, in the quantities and on the date(s) specified in the relevant Purchase Order or as otherwise agreed in writing by the Parties. Supplier shall ship all VetGuardian Products to the warehouse of Distributor or such other location within the United States specified in the applicable Purchase Order, using ground shipping or reasonable alternatives as Supplier may solely choose. Timely delivery of the VetGuardian Products is of the essence.

5.2 Risk of Loss. Supplier bears all risk of loss or damage to the VetGuardian Products until delivery of the VetGuardian Products to the destination warehouse as indicated in the Purchase Order.

6. Customer Pricing. The Parties acknowledge that Supplier has a suggested retail price of $4,000 per unit as an incentive price for tradeshows, and otherwise at least $4,500 per unit. The Supplier may establish a different suggested retail price at any time; however, the Parties acknowledge and agree that Distributor has the sole discretion to set the price for VetGuardian Products with its customers.

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7. Services.

7.1 Service Fees. Supplier shall provide the first year of Services to Distributor’s customers without charge. Thereafter, any Distributor customer that wishes to maintain the Services shall be charged annual fees for the Service (currently $300 per year for capital maintenance and $350 per year for data, and subject to change at the sole discretion of Supplier). Supplier has the right to adjust the Service fees charged to Distributor’s customers at any time in its sole discretion; provided, however, that Supplier will provide Distributor with at least thirty (30) days prior written notice before making any change to its fee schedule.

7.2 Payment of Service Fees. Supplier shall provide Distributor with information necessary for Distributor to invoice its customers. Distributor shall invoice customers for Services. Distributor shall pay Supplier pursuant to Schedule 4.

7.3 Audit Rights. Supplier shall maintain complete and accurate records with respect to any fees for Services collected from Distributor’s customers. Upon Distributor’s reasonable request, Supplier shall permit Distributor or an accounting firm engaged by Distributor to examine such records during regular business hours for the purpose of verifying the accuracy of any service fee payments made to Distributor. The right to audit shall survive the expiration of this Agreement for up to three (3) years; provided, however, that no record may be audited more than once. If the audit reveals an overpayment or an underpayment, then Supplier may offset any underpayment against future payments due to Distributor and Distributor may offset any overpayment against future payments due to Supplier. In the event that the audit uncovers an underpayment of more than ten percent (10%), then Supplier shall reimburse Distributor for the cost of the audit.

8. Intellectual Property.

8.1 Supplier’s Trademark License Grant. Supplier hereby grants to Distributor a nonexclusive, non-transferable, fully-paid, royalty-free, irrevocable, sublicensable right and license to use Supplier’s trademarks set forth on Schedule 3 (“Supplier’s Trademarks”) during the Term of this Agreement solely in connection with the marketing, promotion, advertising, and sale of the VetGuardian Products.

8.2 Distributor’s Trademark License Grant. Distributor hereby grants to Supplier a nonexclusive, non-transferable, fully-paid, royalty-free, irrevocable, non-sublicensable right and license to display Distributor’s “Zomedica” Trademark during the Term of this Agreement on Supplier’s customer website portal (https://cloudapp.vetguardian.com/my-account/account).

8.3 Supplier Hyperlink License Grant. Supplier hereby grants to Distributor a nonexclusive, non-transferable, fully-paid, royalty-free, irrevocable, non-sublicensable, perpetual right and license to place and insert a hyperlink to Supplier’s VetGuardian customer website portal (https://cloudapp.vetguardian.com/my-account/account) onto Distributor’s website platform, for use by customers to access said website portal in connection with the VetGuardian Products.

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8.4 Reservation of Rights; Ownership. The Parties hereby acknowledge and agree that all rights not expressly granted by Supplier to Distributor hereunder are reserved to Supplier. The Parties further hereby acknowledge and agree that all rights not expressly granted by Distributor to Supplier hereunder are reserved to Distributor. Each Party acknowledges and agrees that it shall not acquire any ownership interest in the other Party’s patents, Trademarks, copyrights, domain names, know-how, inventions, works of authorship, trade secrets, or any other intellectual or proprietary property, including all derivatives and additions thereto created during the Term hereof (collectively, “Intellectual Property”). Except for the license rights granted under this Section 8, each Party retains all right, title and interest in and to its’ respective Intellectual Property, and nothing in this Agreement shall be construed to grant to the other Party any assignment, conveyance, transfer or license of any right, title and interest in and to any of said Party’s Intellectual Property.

8.5 Customer Portal Improvements. Notwithstanding anything to the contrary set forth in this Section 8, the Parties agree that each Party shall own all rights to any ideas, works, designs, modification, enhancement, process, materials, code and Intellectual Property, whether or not patentable or copyrightable, that are created or developed by the Parties, whether individually or jointly, in connection with improvements made to their respective customer website portals (the “Improvements”). Each Party shall, and does hereby, assign to the other Party all right, title and interest to any such Improvements made by such Party to the other Party’s customer portal. Each Party shall assist in every proper way to secure the other Party’s rights in the Improvements and any other intellectual property rights relating thereto, including the disclosure to the other Party of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments that the other Party deems necessary in order to apply for and obtain such rights and in order to assign and convey to the other Party, its successors, assigns and nominees right, title and interest in and to such Improvements.

8.6 Trademarks Defined. As used herein, a “Trademark” or “Trademarks” means with respect to a given Party, the rights in and to US and foreign trademarks, service marks, trade dress, trade names, brand names, logos, trade dress, corporate names, and domain names and other similar designations of source, sponsorship, association, or origin, together with the goodwill symbolized by any of the foregoing, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, these rights and all similar or equivalent rights or forms of protection in any part of the world.

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9. Term; Termination.

9.1 Term. The term of this Agreement commences on the Effective Date and shall continue for twenty-four (24) months (the “Initial Term”), and shall thereafter renew for additional successive twelve (12) month terms (each, a “Renewal Term” and together with the Initial Term, the “Term”) unless either Party provides written notice of nonrenewal at least ninety (90) days prior to the end of the then-current term. If the Term is renewed for the Renewal Term pursuant to this Section 9.1, the terms and conditions of this Agreement during each such Renewal Term shall be the same as the terms in effect immediately before such renewal. In the event that either Party provides timely notice of its intent not to renew this Agreement, then unless earlier terminated in accordance with its terms, this Agreement shall terminate on the expiration of the then-current Term.

9.2 Termination Rights. Either Party may terminate this Agreement upon notice to the other:

(a) except as otherwise specifically provided under this Section9.2, if the other Party is in material breach of this Agreement and either the breach cannot be cured or, if the breach can be cured, it is not cured within thirty (30) days following the other Party’s receipt of notice of such breach;

(b) if the other Party:

(i) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due;

(ii) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law;

(iii) seeks reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts;

(iv) makes or seeks to make a general assignment for the benefit of its creditors; or

(v) applies for or has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

Any termination under this Section9.2 is effective on receipt of notice of termination.

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9.3 Effect of Expiration or Termination. Upon the expiration or earlier termination of this Agreement:

(a) Supplier shall fulfill all open Purchase Orders;

(b) Distributor shall pay Supplier for fulfilled Purchase Orders and for Service fees collected pursuant to Section 7.2; and

(c) each Party shall (i) destroy or return to the other Party, at the other Party’s direction, all documents and tangible materials (and any copies) containing, reflecting, incorporating, or based on the other Party’s Confidential Information;(ii) permanently erase all of the other Party’s Confidential Information (as defined in Section 10) from its computer systems, except for copies that are maintained as archive copies on its disaster recovery backup systems, its information technology backup systems, or both (and such Party shall destroy any such copies on the normal expiration of its backup files); and (iii) certify in writing to the other Party that it has complied with the requirements of this Section 9.3.

(d) The Term’s expiration or earlier termination does not affect any rights or obligations that (i) are to survive the expiration or earlier termination of this Agreement, and (ii) were incurred by the Parties before the expiration or earlier termination.

10. Confidential Information.

10.1 Subject to Section 10.4, from time to time during the Term, either Party (as “Disclosing Party”) may disclose or make available to the other Party (as “Receiving Party”) information about its business affairs, products, and services, confidential information, and materials comprising or relating to Trademarks, third-party confidential information, and other sensitive or proprietary information; such information, as well as the terms of this Agreement, whether orally or in written, electronic or other form or media, and whether or not marked, designated, or otherwise identified as “confidential,” constitutes “Confidential Information” hereunder. Confidential Information excludes information that at the time of disclosure and as established by contemporaneous documentary evidence:

(a) is or becomes generally available to and known by the public other than as a result of any breach of this Section 10 by Receiving Party or any of its affiliates, employees, officers, directors, partners, shareholders, agents, attorneys, third-party advisors, successors, and permitted assigns (“Representatives”);

(b) is or becomes available to Receiving Party on a non-confidential basis from a third-party source, provided that such third party, to the actual knowledge of the Receiving Party, is not and was not prohibited from disclosing such Confidential Information;

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(c) was known by or in the possession of or under the control of Receiving Party or its Representatives before being disclosed by or on behalf of Disclosing Party;

(d) was or is independently developed by Receiving Party without reference to or use of, in whole or in part, any of Disclosing Party’s Confidential Information; or

(e) must be disclosed under applicable law, on the condition that before making any such disclosure, the Receiving Party shall provide the Disclosing Party with prompt written notice of the requirement imposed under applicable law so that the Disclosing Party may seek, at its sole cost and expense, a protective order or other remedy; and reasonable assistance, at the Disclosing Party’s sole cost and expense, in opposing such disclosure or seeking a protective order or other limitations on disclosure.

10.2 Notwithstanding anything to the contrary set forth in this Agreement, the following shall be deemed to be Confidential Information of Distributor: (a) information regarding customers, including, but not limited to, customers’ identities, volume, pricing and pricing strategy; (b) details of sales strategies or pricing plans, sales or promotional plans, strategic plans, future product plans, and other information concerning future strategies; and (c) other documents and data determined by Distributor, on the advice of its outside counsel, to be competitively sensitive.

10.3 Receiving Party shall, during the Term and for a period of five (5) years following the date of expiration or termination of this Agreement:

(a) protect and safeguard the confidentiality of Disclosing Party’s Confidential Information with at least the same degree of care as Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care;

(b) not use Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and

(c) not disclose any such Confidential Information to any person, except to Receiving Party’s Representatives who need to know the Confidential Information to assist Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement, and which Representatives are subject to obligations of confidentiality and non-use comparable to those set forth herein.

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10.4 Receiving Party shall be responsible for any breach of this Section 10 caused by any of its Representatives. The provisions of this Section 10 shall survive, in accordance with their terms, termination or expiration of this Agreement for any reason. At any time during or after the Term, at Disclosing Party’s written request, Receiving Party shall, and shall cause its Representatives, to promptly destroy or return, at the Disclosing’s Party’s direction, all Confidential Information including copies that it has received under this Agreement.

11. Supplier’s Compliance with Laws; Representations; and Warranties.

11.1 Compliance with Laws. Supplier is in compliance with and shall comply with all applicable laws, regulations and ordinances, including without limitation, compliance with laws related to data privacy. Supplier has and shall maintain in effect all the licenses, permissions, authorizations, consents and permits that it needs to carry out its obligations under this Agreement.

11.2 Supplier Representations. Supplier represents and warrants to Distributor that:

(a) it is a corporation duly organized, validly existing, and in good standing in the jurisdiction of its incorporation;

(b) it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required, except where the failure to be so qualified, in the aggregate, would not reasonably be expected to adversely affect its ability to perform its obligations under this Agreement;

(c) it has the full right, corporate power and authority to enter into this Agreement, to grant the rights and licenses granted under this Agreement, and to perform its obligations under this Agreement;

(d) the execution of this Agreement by its Representative whose signature is set out at the end hereof has been duly authorized by all necessary corporate action of such Party; and

(e) is in compliance with and shall, for the duration of the Term, comply with all applicable laws, regulations and ordinances. Supplier has and shall maintain in effect all the licenses, permissions, authorizations, consents and permits that it needs to carry out its obligations under this Agreement.

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11.3 Warranties. Supplier hereby warrants to Distributor that all VetGuardian Products shall: (a) be free from any defects in workmanship, material and design; (b) conform to applicable product specifications; (c) be fit for their intended purpose and operate as intended; (d) be merchantable; (e) be free and clear of all liens, security interests or other encumbrances; and (f) not infringe or misappropriate any third party’s patent or other intellectual property rights. These warranties survive any delivery, inspection, acceptance or payment of or for the VetGuardian Products. These warranties are cumulative and in addition to any other warranty provided by law or equity. Distributor may pass through to its customers all warranties granted by Supplier with respect to the VetGuardian Products, and Supplier agrees to assist Distributor in processing any warranty claims relating to the VetGuardian Products.

12. General Indemnification. Supplier shall indemnify, defend and hold harmless Distributor, its owners, officers, directors, employees, agents, affiliates, successors and permitted assigns (each, an “Indemnified Party,” and collectively, “Indemnified Parties”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, fees and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers, incurred by Indemnified Party (collectively, “Losses”), relating to any claim arising out of or occurring in connection with (i) the VetGuardian Products (including claims related to defective products or recalled products), (ii) a breach or non-fulfillment of any representation, warranty, or covenant by Supplier under this Agreement, and/or (iii) Supplier’s negligence, willful misconduct or breach of this Agreement. Supplier shall not enter into any settlement without Distributor’s prior written consent.

13. Intellectual Property Indemnification. Supplier shall indemnify, defend and hold Indemnified Party harmless against any and all Losses arising out of or in connection with any claim that Indemnified Party’s use or possession of the VetGuardian Products infringes or misappropriates the patent, copyright, trade secret or other intellectual property right of any third party. In no event shall Supplier enter into any settlement without Distributor’s prior written consent.

14. Insurance. Supplier shall, at its own expense, maintain and carry insurance in full force and effect that includes, but is not limited to, commercial general liability (including product liability) with limits no less than $1,000,000 for each occurrence and $2,000,000 in the aggregate with financially sound and reputable insurers. Upon Distributor’s request, Supplier shall provide Distributor with a certificate of insurance and policy endorsements for all insurance coverage required by this Section14, and shall not do anything to invalidate such insurance. The certificate of insurance shall name Distributor as an additional insured. Supplier shall provide Distributor with thirty (30) days’ advance written notice in the event of a cancellation or material change in Supplier’s insurance policy. Except where prohibited by law, Supplier shall require its insurer to waive all rights of subrogation against Distributor’s insurers and Distributor or the Indemnified Parties.

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15. Entire Agreement. This Agreement, including and together with any related exhibits, schedules, attachments, and appendices, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, regarding such subject matter. In the event of conflict between the terms of this Agreement and the terms of any Purchase Order or other document submitted by one Party to the other, this Agreement shall control unless the Parties specifically otherwise agree in writing pursuant to Section18.

16. Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this Section). Unless otherwise agreed herein, all notices must be delivered by personal delivery, nationally recognized overnight courier or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a notice is effective only (a) on receipt by the receiving Party, and (b) if the Party giving the notice has complied with the requirements of this Section.

Notice to Distributor:	Zomedica Inc. 100 Phoenix Drive, Suite 190 Ann Arbor, MI 48104
Attention: Greg Blair With a copy to General Counsel
Notice to Supplier:	Structured Monitoring Products, Inc. 151 Innovation Drive, Suite 320 Elyria, OH 44035
Attention: Vikram Ramprakash

17. Severability. If a court of competent jurisdiction determines that any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability does not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. On a determination by such a court that any term or provision is invalid, illegal, or unenforceable, such court may modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

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18. Amendments. No amendment to this Agreement is effective unless it is in writing and signed by an authorized representative of each Party.

19. Waiver. No waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

20. Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties or otherwise.

21. Equitable Remedies. Each Party acknowledges and agrees that (a) a breach or threatened breach by such Party of any of its obligations under Section 10 would give rise to irreparable harm to the other Party for which monetary damages would not be an adequate remedy and (b) in the event of a breach or a threatened breach by such Party of any of these obligations, the other Party shall, in addition to any and all other rights and remedies that may be available to such Party at law, at equity, or otherwise in respect of this breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction, without any requirement to post a bond or other security, and without any requirement to prove actual damages or that monetary damages do not afford an adequate remedy.

22. Assignment. Neither Party may assign any of its rights or delegate any of its responsibilities under this Agreement without the prior written consent of the other Party; provided, however, that a Party may assign this Agreement to an affiliate or to a third party that acquires the equity or substantially all of its assets without the prior consent of the Party. The other Party shall not unreasonably withhold or delay its consent. Any purported assignment or delegation in violation of this Section shall be null and void.

23. Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties to this Agreement and their respective permitted successors and permitted assigns.

24. No Third-Party Beneficiaries. Subject to the next paragraph, this Agreement benefits solely the Parties to this Agreement and their respective permitted successors and assigns and nothing in this Agreement, express or implied, confers on any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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25. Choice of Law. This Agreement, including all exhibits, schedules, attachments and appendices attached to this Agreement and thereto, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Delaware.

26. Dispute Resolution. If the Parties should have a dispute arising out of, or relating to, this Agreement or the parties’ respective rights and duties hereunder, then the parties will resolve such dispute in the following manner: (i) any party may at any time deliver to the others a written dispute notice setting forth a brief description of the issue for which such notice initiates the dispute resolution mechanism contemplated by this Section 26; and (ii) during the thirty (30) day period following the delivery of the notice described in this Section 26 above, the Parties will attempt to resolve the dispute through negotiation between executives of such parties.

27. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, INCLUDING EXHIBITS, SCHEDULES, ATTACHMENTS, AND APPENDICES ATTACHED TO THIS AGREEMENT, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS, SCHEDULES, ATTACHMENTS, OR APPENDICES ATTACHED TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

28. Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. Notwithstanding anything to the contrary in Section18, a signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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29. Force Majeure. Any delay or failure of either Party to perform its obligations under this Agreement will be excused to the extent that the delay or failure was caused directly by an event beyond such Party’s reasonable control, without such Party’s fault or negligence and that by its nature could not have been foreseen by such Party or, if it could have been foreseen, was unavoidable (which events may include natural disasters, pandemics or epidemics, embargoes, explosions, riots, wars or acts of terrorism) (each, a “Force Majeure Event”); provided, however, that changes in cost or availability of materials, components or services, market conditions or supplier actions or contract disputes will not excuse performance by Supplier under this Section29. A Party shall give the other Party prompt written notice of any event or circumstance that is reasonably likely to result in a Force Majeure Event, and the anticipated duration of such Force Majeure Event. An affected Party shall use all diligent efforts to end the Force Majeure Event, ensure that the effects of any Force Majeure Event are minimized and resume full performance under this Agreement.

30. Relationship of the Parties. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, franchise, business opportunity, joint venture or other form of joint enterprise, employment, or fiduciary relationship between the Parties, and neither Party shall have authority to contract for or bind the other Party in any manner whatsoever.

[signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

ZOMEDICA INC.

By
Name:
Title:
STRUCTURED MONITORING PRODUCTS, INC.

By
Name:	Vikram Ramprakash
Title:	CEO

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SCHEDULES AND EXHIBITS

Schedule 1

VetGuardian Products

[REDACTED]

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Schedule 2

Pricing

[REDACTED]

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Schedule 3

Supplier’s Trademarks

VET GUARDIAN ® Registration Number   5997392

Structured Monitoring Products TM

SMP TM

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Schedule 4

Fees

[REDACTED]

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Schedule 5

Support Levels

IT Support Level	Function	Support methodology
Level 1	Basic help desk resolution and service desk delivery

Support for basic customer issues such as

•         Ensuring minimum requirements of the User are met

•         solving usage problems

•         standard Device and desktop application upgrades

•         Wi-Fi access issues

•         Managing clinic staff entries

•         Maintaining knowledge base, FAQs for Tier 1 staff

•         Coordinating any follow-up needs from L2/3 with the customer (additional information, Zoom meetings, etc.)

If no solution is available within 30 minutes, L1 will in VetGuardian HubSpot:

•         Document an Incident – titled with customer intent ie. “User wants to see the all the Runs for a Specific date range”

•         Provide L1 contact information, scenario details, customer details, screen shots and Run Data as appropriate

Level 2/3	In-depth technical and product support

Experienced and knowledgeable technical resources available for problem assessment and resolution for problems that cannot be handled by Tier 1.

Problem assessment – a summary to Tier 1 of the issue:

   Priority 1 – 1 business day

   Priority 2 -  3 business days

   Priority 3 -  7 business days

Assessment results in one or more of:

-          Incident, an unknown root cause that requires further engagement to investigate, possibly involving L1, L2/3 and Engineering support.

-          Problem, a recurring known issue currently without a known and available resolution

-          Workaround, a description for the customer to allow the equivalent result.

An incident will lead to either a Problem, Workaround or both if VetGuardian accepts the issue. An incident can end as a Known Limitation or Not Product Based if VetGuardian does not plan to address the issue or the issue is confirmed to not be product-based (network speed/reliability, patient environment outside of VG capabilities, etc.)

All Problems will be assessed and a target release date for resolution will be posted:

  Priority 1 – HotFix target known within 1 business day

  Priority 2 – HotFix or Maintenance Release target known within 5 business days

  Priority 3 – Maintenance Release target known within 10 business days

  ** Priority 1 Problems with a Workaround will be downgraded to Priority

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